Exhibit (e)(13)

May __, 2011

Artisan Distributors LLC

875 East Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has established a new class of shares for each of Artisan Growth Opportunities Fund and Artisan Value Fund to be known as Institutional Shares. Each Fund also has an Investor Share class. In accordance with paragraph 6 of the Distribution Agreement between Artisan Funds, Inc. and Artisan Distributors LLC dated October 29, 1998, as amended February 12, 2009, Artisan Funds, Inc. hereby requests that you act as Distributor for each Fund’s new class of shares under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:
Gregory K. Ramirez
Chief Financial Officer

Agreed to this __ day of             , 2011

ARTISAN DISTRIBUTORS LLC

By:
	Name:	Sarah A. Johnson
	Title:	Vice President